Exhibit 10.2
MUELLER WATER PRODUCTS, INC.
October 2, 2026
Mike Morgan - Offer of Employment
Dear Mike,
On behalf of Mueller (“Company”), I am very pleased to extend you an offer to join the Company as Executive Vice President, Finance, effective October 28, 2026, and Executive Vice President and Chief Financial Officer, effective upon filing of our FY2026 Annual Report, which anticipated filing date is November 18, 2026. As you will appreciate, this two-step process is driven by securities requirements and will not impact your compensation or responsibilities. In your role you will be reporting directly to me.
Mike, I am excited about the opportunity to have you join our executive leadership team. We are confident that your experience, leadership and track record will be instrumental as we execute Mueller’s strategy and continue to strengthen our financial and operational performance. I look forward to having you as a key partner to me, the Board and our leadership team as we enter Mueller’s next phase of profitable growth and value creation.
Your compensation will be based on an annual salary of $575,000 less applicable deductions and tax withholdings, paid semi-monthly, and in accordance with the Company’s compensation policies and payroll practices. Your bonus target will be 80%, based on your annual salary. Your actual incentive payment will have a payout range of 0-200% of the target, with terms and conditions governed by the plan. The amount of your incentive will be determined based on standards established by the Mueller Water Products, Inc. Compensation and Human Resources Committee. The bonus will not be paid in the event you are not employed by the Company on the date of payout, as permitted by applicable law. Any bonus payments may be made on a pro-rata basis contingent upon Company performance, salary changes, and time employed.
In addition, you will be eligible to participate in the Company’s Stock Incentive Plan (“Stock Plan”), subject to the terms of the plan and applicable award agreements. In connection with your appointment, you will receive an initial equity award with a grant-date value of $500,000, to be granted on your start date. Fifty percent (50%) of this award will vest on the first anniversary of your start date and the remaining fifty percent (50%) will vest on the second anniversary of your start date, subject to your continued employment and the terms of the applicable award agreement.
Beginning with fiscal year 2027, your annual long-term incentive target will be $1,300,000. Annual equity awards are subject to approval by the Compensation and Human Resources Committee and will be granted in accordance with the terms, performance conditions and vesting provisions of the Stock Plan and applicable award agreements.
In addition, you will receive a one-time cash sign-on bonus of $700,000, payable on January 1, 2027, subject to applicable deductions and tax withholdings. In the event you voluntarily terminate your employment with the Company prior to the first anniversary of your start date, you will be required to repay the full amount of the sign-on bonus within 30 days following your termination date
We understand that you will be commuting between North Carolina and Georgia. Accordingly, you will receive a $100,000 commuter benefit payable to you quarterly as part of your compensation package.
You will be eligible for four (4) weeks of annual vacation subject to the terms of the Company’s Vacation Policy. Vacation is provided each January 1 of the new calendar year for employees, but that year’s vacation is earned and accrued throughout that same calendar year. Should your employment terminate in any year, a calculation of earned/accrued vs taken vacation will be completed to determine final settlement of vacation leave.
You will be eligible in 30 days from your start date to participate in the Company’s benefit plans in accordance with the terms of each applicable plan. Please understand that these benefit plans may be changed or terminated, or new benefits substituted, at any time by the Company.
You will be eligible to participate in the Company’s 401(k) plan, subject to the terms of the Mueller Group, LLC Retirement Savings Plan.
You will be eligible to participate in the Company’s Executive Severance Plan.
You will be eligible for a monthly car allowance of $1,500.
You will be eligible to participate in the Employee Stock Purchase Plan, enabling you to purchase Mueller Water Products, Inc. common stock at a 15% discount.
We periodically review the benefits and compensation program offered to our employees. Accordingly, we reserve the right to change, terminate or substitute benefits and compensation programs at any time for any reason. In the event that any conflict exists or arises between the benefits summarized here and the actual plan, the plan document controls.
This offer is contingent upon successful completion of our post-offer background check and employment verification process. You must complete a background Investigation release for us to begin this process, which includes a review of criminal history records and a drug/alcohol screen. We reserve the right to revoke this offer should the results of this process not meet the standards of the Company.
This offer is also subject to verification that you have the legal right to work in the United States as required by the Immigration Reform and Control Act of 1986. Upon employment, you will receive a copy of Government Form I-9 which must be completed within three days of your start date. As part of the verification process, you will be required to present certain documentation; we have included a list of acceptable documentation with this letter. We also participate in E-Verify, and your information will be run through the governmental database to verify that you may work in the United States.
Finally, we take the protection of our proprietary information, workforce and business relationships seriously. As a condition of employment, all employees must sign a Confidentiality and Invention Assignment Agreement. In addition, you are required to sign a Non-Solicitation and Non-Competition Agreement.
Just as we expect you to protect our company information and abide by your promises to us, it is extremely important to us that our employees recognize and abide by any obligations any former employer to whom they may owe post-employment obligations to protect confidential and proprietary information or to avoid certain competitive situations. Therefore, in conjunction with, and in consideration of, your employment with the Company, it is important that you understand that employment with Mueller Water Products and its subsidiaries is dependent on certain representations made to the Company during and following the hiring process regarding obligations you may owe to third parties. To the extent you are a party to any non- disclosure, non-solicitation or non-competition agreement with any prior employer or third party, you represent and warrant that you have disclosed the same to the Company in writing and that you will comply with the terms of such agreements if any.
This conditional offer of employment does not guarantee your employment for any certain period of time and your employment with the Company will be “at-will.” In addition, this offer can be revoked by the Company at any time and for any reason.

We are excited about this opportunity for you and are confident that this is a great opportunity to grow your career as we, together, grow the Company. Background and drug screen processes have both been initiated based on your verbal acceptance of the terms. We have confirmed receipt of the cleared drug screen and are awaiting the background report. To confirm your written acceptance of this offer, please sign below and return to A. Markmann before October 12, 2026.
Sincerely,

/s/ Paul McAndrew
Paul McAndrew
President and CEO

/s/ Michael P. Morgan
Mike Morgan

10-10-26
Date Offer Accepted